Exhibit (h)(5)(iv)

SCHEDULE A

FUND LIST

Dated: June 24, 2014

Ashmore Emerging Markets Corporate Debt Fund

Ashmore Emerging Markets Currency Fund (formerly Ashmore Emerging Markets Local Currency Fund)

Ashmore Emerging Markets Local Currency Bond Fund

Ashmore Emerging Markets Short Duration Fund

Ashmore Emerging Markets Debt Fund (formerly Ashmore Emerging Markets Sovereign Debt Fund)

Ashmore Emerging Markets Total Return Fund

Ashmore Emerging Markets Equity Fund

Ashmore Emerging Markets Small-Cap Equity Fund

Ashmore Emerging Markets Frontier Equity Fund

ASHMORE FUNDS		THE NORTHERN TRUST COMPANY

By:	/s/ Michael S. Perman	By:	/s/ Ryan Burns
Name:	Michael S. Perman	Name:	Ryan Burns
Title:	Secretary	Title:	Senior Vice President

Schedule A to the Transfer Agency and Service Agreement